Exhibit 99.1

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		06-005
	Contact:	Wade Pursell
Date: January 24, 2006	Title:	Chief Financial Officer

Cal Dive Advisors on Remington Acquisition
HOUSTON, TX — Advising Cal Dive International, Inc. (Nasdaq: CDIS) on the acquisition of Remington Oil and Gas Corporation (NYSE: REM) announced earlier yesterday was Simmons & Company International. Banc of America Securities also acted as financial advisors relative to capital structure and provided an underwritten financing commitment for the cash portion of the acquisition. Fulbright & Jaworski L.L.P. acted as legal counsel to Cal Dive.
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including subsea intervention, reservoir management, facilities ownership and oil and gas production.
ADDITIONAL INFORMATION
Cal Dive and Remington will file a proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (“SEC”). Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cal Dive free of charge by requesting them in writing from Cal Dive or by telephone at (281) 618-0400. You may obtain documents filed with the SEC by Remington free of charge by requesting them in writing from Remington or by telephone at (214) 210-2650. Cal Dive and Remington, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Remington in connection with the merger. Information about the directors and executive officers of Cal Dive and their ownership of Cal Dive stock is set forth in the proxy statement for Cal Dive’s 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Remington and their ownership of Remington stock is set forth in the proxy statement for Remington’s 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.